Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and the related Prospectus of Vision Marine Technologies Inc. (the “Company”) for the registration of 745,740 shares of its common stock and to the incorporation by reference therein of our report dated November 23, 2022 with respect to the consolidated financial statements of the Company as of and for the two year period ended August 31, 2022, included in its Annual Report on Form 20-F filed with the Securities and Exchange Commission on November 30, 2022.

/s/ Ernst & Young LLP

Montreal, Canada
October 5, 2023

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